Exhibit 99

Tel-Instrument Electronics Corp. Announces Third Quarter Results and Two New Contracts

    CARLSTADT, N.J.--(BUSINESS WIRE)--Feb. 15, 2005--Tel-Instrument Electronics Corp. today announced its financial results for the three and nine months ended December 31, 2004:


                             Three Months Ended    Nine Months Ended
                                December 31,         December 31,
                               2004      2003       2004      2003
                               ----      ----       ----      ----

Sales                       $2,782,090 2,914,271  $7,833,840 8,588,893
Net income before taxes         69,771   228,453      25,511   904,074
Provision for taxes             27,725    91,266      10,044   361,177
Net income                     $42,046   137,187     $15,467   542,897
Net income per share,
 diluted                         $0.02     $0.06       $0.01     $0.24
Weighted average shares
 outstanding, diluted        2,272,473 2,232,820   2,264,901 2,230,565


    Sales and income decreased for the three and nine months ended December 31, 2004. As previously reported, sales and operating income declined because of delays in deliveries under existing contracts and in the awarding of new contracts, and as a result of the losses attributed to the marine systems division, resulting from the planned additional marketing and development costs. In addition, the Company, in agreement with the U.S. Navy, has temporarily stopped shipment of the AN/APM-480 in anticipation of these units being returned for up-grades and enhancements. However, the total number of units under contract has not changed and approximately 90 units remain to be shipped under this contract.
    The Company has been encouraged by the award of two new contracts, in addition to the previously announced contract from the Army National Guard for about $1,600,000. In December 2004, the Company received an order, through its distributor, to supply T-47NC's to the Royal Australian Air Force in the amount of $694,350. In February 2005, the Company received a contract in the amount of $1,815,000 to supply the T-36M and the T-47NH to the U.S. Army. The Company's current backlog is approximately $4.7 million.
    Investment in new product development continues for both avionics and marine systems in anticipation of expected customer needs and to remain as leaders in the respective industries. For the avionics division, the Company continues its work on the next generation of IFF (Identification, Friend or Foe) test sets in anticipation of U.S. and NATO requirements for more sophisticated IFF testing. The Company anticipates that most of the AN/APM-480's, previously sold by the Company, will be returned and modified to accommodate this more sophisticated IFF test capabilities. Although there is no assurance that the Company will receive any such modification contracts, the Company believes that it is well positioned to obtain them.
    For marine systems, the Company has made improvements to its tide gauge, and is upgrading its depth sounders with a new Windows operating system.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp.
             Joseph P. Macaluso, 201-933-1600